Exhibit 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Biophan Technologies, Inc.

      We hereby consent to the incorporation by reference in amendment No.2 of the Registration Statement on Form S-3 of our report dated April 6, 2005, except for Note 13 as to which the date is May 27, 2005, relating to the consolidated financial statements of Biophan Technologies, Inc. and Subsidiaries as of and for the period ended February 29, 2005, appearing in the Annual Report on Form 10-KSB for the year ended February 28, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
November 1, 2005